EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Giga-tronics Incorporated
San Ramon, California

We consent to the incorporation by reference in the registration statements (Nos. 333-45476, 333-34719, 333-48889, 333-39403, 333-69688 and 333-135578) on Form S-8 of Giga-tronics Incorporated of our report dated June 10, 2008, relating to the consolidated balance sheet of Giga-tronics Incorporated and subsidiaries as of March 29, 2008 and March 31, 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the fiscal years in the period ended March 29, 2008, then ended, which report appears elsewhere in this Form 10-K.

Perry-Smith LLP

San Francisco, California
June 10, 2008